CAMG Financial Advisory Service Agreement with CICC

Shijiazhuang, China (November 16, 2012) -- On November 9, 2012 CAM Group, Inc. and China International Capital Corporation Limited (“CICC”) entered into a Financial Advisory Service Agreement. Pursuant to the terms of the Agreement, CICC will introduce private investors to CAM Group, Inc. and assist with a restructuring, subject to shareholder approval and applicable law. It is contemplated that after the restructuring, CAM Group, Inc. will issue A-shares and conduct a public offering in the domestic Chinese market. The Agreement further states that CICC has been engaged as the sole and exclusive financial advisor to the CAM Group, Inc. and will assist and participate in the Company’s potential private financing and provide financial advisory services and analysis for the Engagement.

For more information, please visit www.camg-inc.com or e-mail IR@camg-inc.com.

About CAM Group, Inc.

CAM Group, Inc. (RTTE.OB) (f/k/a RT Technologies, Inc.) is focused on developing the Chinese rural market. The core business is comprised of four major components: wholesale and retail sales, advertising solutions, store rental business and value-added services. With the support of China’s 12th Five-Year National Program for Rural Economic Development, CAM Group believes they are well positioned to play a vital role in reviving China’s rural economy.

CAM Group is currently developing a comprehensive network of retail stores catering to the Chinese rural market. The stores are operating in Hebei province under a state-owned system of subsidiaries controlled by the China Supply and Marketing Cooperative Association and the China National Agricultural Means of Production Group Corporation which are directly owned by the Chinese central government. CAM Group and its strategic partner, the Hebei Agricultural Means of Production Co. Ltd., established a joint-venture to start its operations in 2011. Pursuant to the terms of the joint venture, CAM Group has exclusive access to the state owned retail network within Hebei Province.

As an innovative retail services company, CAM Group is implementing an “Advertisement Plus Product” model throughout the network in Hebei, China. This program allows for targeted and direct marketing to rural consumers at the point of sale. We believe this model positively impacts consumer purchasing decisions, providing manufacturers and retailers with effective advertising among the rural consumer population. CAM Group endeavors to add value to our customers by: (1) building and maintaining consumer brand awareness and loyalty, (2) improving client sales and profitability, and (3) providing an outlet to deliver clear sales and brand messages through our advertising network.

Disclaimer

This press release is for information purposes only and is not intended to constitute, and should not be construed as, an offer to sell or a solicitation of any offer to buy shares of CAM Group, Inc. in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of such jurisdiction, and the distribution of this communication in jurisdictions may be similarly restricted. The matters discussed herein may also be affected by risks and uncertainties described from time to time in CAM Group, Inc.’s filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statement.